Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., Formerly Naturol Holdings Ltd., Announces Contract for Testing EcaFlo Devices

Thursday June 17, 12:16 pm ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--June 17, 2004--Integrated Environmental Technologies, Ltd. (IET) (OTCBB:IEVM - News) of Little River, South Carolina announced they have contracted with Pentagon Technical Services of Golden, Colorado to provide for the effective demonstration of IET EcaFlo devices in three commercial applications.

IET, through its EcaFlo Division, will provide two applications within the Petroleum Industry. The Upstream Application will provide the appropriate HydroCide generator for treating surface and downhole waters for bacterial contamination. The Downstream Application will provide the appropriate HydroCide generator for treating water handling systems for cooling applications.

In addition, the EcaFlo Division will provide Surface Treatment and Disinfecting solutions for use in the Wine Production Industry. IET will conduct, through laboratories at Coastal Carolina University, lab tests to analyze bacteria that typically cause contamination in the wine production processes. IET will provide the HydroSan generator for on-site generation of effective EcaFlo solutions for treatment of the wine making equipment.

"Upon successful outcomes of these demonstrations, both parties shall move forward with an IET equipment and service agreement," stated Mr. William E. Prince, President and CEO of IET.

On May 5, 2004, the Company changed its corporate name from Naturol Holdings Ltd. to Integrated Environmental Technologies, Ltd. Further, on June 3, 2004, the Company's Bulletin Board trading symbol was changed from "NTUH" to "IEVM".

ABOUT IET

IET is producing and marketing EcaFlo devices within the United States for designated applications such as: medical, health care, agricultural, meat safety, veterinary, food processing, water disinfection and purification. As the exclusive licensee of the patented EcaFlo devices within the United States, through license agreement with Electro-Chemical Technologies, Ltd. for certain applications listed above, Integrated Environmental Technologies Ltd. will produce and distribute various EcaFlo device models.

ABOUT PENTAGON TECHNICAL SERVICES

Pentagon provides technical training, product development and marketing expertise to the petroleum and environmental industries. Pentagon currently has three professionals specializing in oil and gas, environmental and chemical technology issues.

Forward-Looking Statements: The statements in this press release regarding the contract with Pentagon Technical Services, testing of the EcaFlo devices, future opportunities and any other effect, result or aspect of the transaction and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the testing of the devices, any benefits to IET from the contract with Pentagon Technical Services, results of the tests, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, 843-390-2500

bill.prince@ietltd.net